Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-100891 on Form S-8, Registration Statement No. 333-114022 on Form S-3 and Registration Statement No. 333-146360 on Form S-3 of our reports dated February 27, 2009 with respect to the consolidated financial statements and schedules of Wynn Resorts, Limited and the effectiveness of internal control over financial reporting of Wynn Resorts, Limited, included in this Annual Report on Form 10-K for the year ended December 31, 2008.

/s/    ERNST & YOUNG LLP

Las Vegas, Nevada

February 27, 2009